Offer by

Each of

Clough Global Dividend and Income Fund,
Clough Global Equity Fund and
Clough Global Opportunities Fund
(each, a “Fund”)

to Purchase for Cash Up To
32.5% of the Clough Global Dividend and Income Fund’s,
37.5% of the Clough Global Equity Fund’s and
37.5% of the Clough Global Opportunities Fund’s
Outstanding Common Shares (as defined below), respectively
 (“Offer to Purchase”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 10, 2017, UNLESS THE OFFER IS EXTENDED BY A FUND IN ITS SOLE DISCRETION.

THE OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON A FUND OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF COMMON SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFER – CONDITIONS TO THE OFFER.”

NEITHER A FUND NOR ITS BOARD OF TRUSTEES (“BOARD”), NOR ITS INVESTMENT ADVISER OR INFORMATION AGENT IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF COMMON SHARES (“SHAREHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

COMMON SHARES TENDERED IN THE OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT EACH FUND’S EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

Important Shareholder Information

If you wish to tender all or any part of your Common Shares (as defined below), you should either (i)(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required, and mail or deliver the Letter of Transmittal and any other required documents to the Depositary (as defined herein) or (b) deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offer – Procedure for Tendering Common Shares” prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you. If you have Common Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Common Shares.

If you desire to tender your Common Shares and your Common Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer on a timely basis, you may tender such Common Shares by following the procedures for guaranteed delivery set forth in the section “The Offer – Procedure for Tendering Common Shares.”

To tender your Common Shares, you must follow the procedures described in the materials enclosed herewith. A Fund may, in its sole discretion, reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on pages 1-6 hereof.

If you have questions about the Offer, you can contact Okapi Partners LLC, the information agent for the Offer, at its address or telephone number set forth on the back cover of the Offer. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the information agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR COMMON SHARES, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

October 13, 2017

SUMMARY TERM SHEET

This summary term sheet is a brief description of the material provisions of the Offer (as defined below) being made by each of Clough Global Dividend and Income Fund (NYSE American: GLV) (“Dividend and Income Fund”), Clough Global Equity Fund (NYSE American: GLQ) (“Equity Fund”) and Clough Global Opportunities Fund (NYSE American: GLO) (“Opportunities Fund”) (each, a “Fund”), each a Delaware statutory trust, to purchase for cash a portion of its outstanding common shares of beneficial interest, no par value per share (“Common Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, or separately with respect to each Fund’s offer to purchase its Common Shares, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). The Dividend and Income Fund is offering to purchase up to 32.5% of its outstanding Common Shares and each of the Equity Fund and Opportunities Fund is offering to purchase up to 37.5% of its outstanding Common Shares. The price to be paid for the Common Shares of a Fund is an amount per share, net to the seller in cash, equal to 98.5% of the net asset value per share (“NAV”) of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the next day the NAV is calculated after the expiration date of the Offer or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended (“Expiration Date”).

The following are some of the questions you, as a holder of Common Shares of a Fund (“Shareholder”), may have and answers to those questions. You should carefully read the Offer in its entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of the Offer.

How Many Shares Are the Funds Offering To Purchase?

The Dividend and Income Fund is offering to purchase up to 32.5% of its Common Shares and each of the Equity Fund and Opportunities Fund is offering to purchase up to 37.5% of its Common Shares (which together, or separately with respect to each Fund’s offer to purchase its Common Shares, the “Offer Amount”). If the number of Common Shares of a Fund properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all such Common Shares tendered. If more Common Shares of a Fund than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares and first purchasing the Common Shares held for the longest period of time by a Shareholder). Odd lots will be subject to the same proration as tenders of 100 Common Shares or more. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from Okapi Partners LLC (the “Information Agent” or “Okapi Partners”) and may be able to obtain such information from their broker or other Nominee Holder. Shareholders cannot be assured that all of their tendered Common Shares will be purchased. Common Shares of a Fund tendered in the Offer that are not purchased because of proration will be returned at the Fund’s expense to you or to other persons at your discretion. See “The Offer – Terms of the Offer; Expiration Date.”

How Much Are the Funds Offering To Pay For My Common Shares And What Is The Form Of Payment? Will I Have To Pay Any Fees Or Commissions?

The price to be paid for each Fund’s Common Shares is an amount per share, net to the seller in cash, equal to 98.5% of the NAV of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the NYSE on the next day the NAV is calculated after the expiration date of the Offer or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended. As of October 6, 2017, the NAV of the Dividend and Income Fund was $14.59; the NAV of the Equity Fund was $14.35; and the NAV of the Opportunities Fund was $11.97. Of course, the NAV of a Fund can change every business day. See “The Offer – Terms of the Offer; Expiration Date,” and “The Offer – Acceptance for Payment and Payment.”

If you tender your Common Shares to us in the Offer, you will not have to pay us brokerage fees, commissions or similar expenses. If you own your Common Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Common Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

What Is The Market Value Of My Common Shares As Of A Recent Date?

On October 6, 2017, the closing price of a Common Share of the Dividend and Income Fund on the NYSE American was $14.01; the closing price of a Common Share of the Equity Fund on the NYSE American was $13.55; and the closing price of a Common Share of the Opportunities Fund on the NYSE American was $11.30. You should obtain a recent quotation for the Common Shares held by you before deciding whether to tender your Common Shares. See “The Offer – Terms of the Offer; Expiration Date.”

How Long Do I Have To Decide Whether To Tender My Common Shares In The Offer?

Each Fund’s Offer will expire at 5:00 p.m., New York City time, on November 10, 2017, unless the Offer is extended by a Fund in its sole discretion. If you hold your Common Shares directly, you have until that time to decide whether to tender your Common Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary” or “AST”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer – Procedure for Tendering Common Shares.” In order to accept the Offer, an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Common Shares, or a duly executed and properly completed Letter of Transmittal and any required signature guarantees, and any other required documents, should be sent to the Depositary such that they are received by the Depositary by 5:00 p.m., New York City time, on November 10, 2017, unless the Offer is extended by a Fund in its sole discretion.

If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Common Shares in the Offer before 5:00 p.m., New York City time, on November 10, 2017 in order to allow such Nominee Holder time to tender your Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Common Shares and provide to such Nominee Holder any other required materials.

A Fund may, in its sole discretion, extend its Offer at any time. If it does, the Fund will determine the purchase price based on the next day the NAV is calculated after the day to which the Offer is extended. See “The Offer—Can The Offer Be Extended And Under What Circumstances” and “The Offer—How Will I Be Notified If The Offer Is Extended?”

Do the Funds Have the Financial Resources to Make Payment?

Yes. Assuming the Dividend and Income Fund purchases 32.5% of its Common Shares at 98.5% of the October 6, 2017 NAV, the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $48,476,749.53. Assuming each of the Equity Fund and Opportunities Fund purchases 37.5% of its Common Shares at 98.5% of the October 6, 2017 NAV, the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $93,475,799.82 and $227,955,488.13, respectively. Each Fund intends to use cash on hand and sell portfolio securities to pay the purchase price for Common Shares tendered. Each Fund also may borrow money. See “The Offer – Source and Amount of Funds.”

How Do I Tender My Common Shares In The Offer?

To tender Common Shares held directly in the Offer, you must deliver a completed Letter of Transmittal to the Depositary so that they are received by the Depositary no later than the time the Offer expires. If your Common Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Common Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary prior to the expiration date of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the Depositary within two trading days. However, the Depositary must receive the missing items within that two trading day period. See “The Offer – Procedure for Tendering Common Shares.”

In order to accept the Offer, an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Common Shares, or a duly executed and properly completed Letter of Transmittal and any required signature guarantees, and any other required documents, should be sent to the Depositary such that they are received by the Depositary by 5:00 p.m., New York City time, on November 10, 2017, unless the Offer is extended by a Fund in its sole discretion.

When And How Will I Be Paid For My Tendered Common Shares In The Offer?

Each Fund will pay in U.S. dollars, for all validly tendered and not withdrawn Common Shares, subject to the proration provisions noted in the Offer, promptly after the Expiration Date, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer – Conditions to the Offer.” The Funds do, however, reserve the right, in their sole discretion, to delay payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Funds; Regulatory Approvals.” Each Fund will pay for your validly tendered and not withdrawn Common Shares of the Fund by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from the Funds and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, or, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares, and any other required documents (as described in “The Offer – Procedure for Tendering Common Shares”).

Until What Time Can I Withdraw Tendered Common Shares In The Offer?

You can withdraw tendered Common Shares at any time until the Offer has expired. In addition, if a Fund has not agreed to accept your Common Shares for payment by December 12, 2017, you can withdraw them at any time after such time until the Fund accepts Common Shares for payment. See “The Offer – Withdrawal Rights.”

If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such broker or other Nominee Holder additional time to withdraw your tendered Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Shares.

How Do I Withdraw Tendered Common Shares In The Offer?

To withdraw tendered Common Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from Okapi Partners with the required information to the Depositary, while you have the right to withdraw the Common Shares. If your Common Shares are registered in the name of your broker or other Nominee Holder, contact that broker or other Nominee Holder to withdraw your tendered Common Shares.

Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by following one of the procedures described in the section “The Offer – Procedure for Tendering Common Shares” of this Offer to Purchase at any time prior to the Expiration Date. See “The Offer – Withdrawal Rights.”

Will I Have To Pay Taxes If A Fund Purchases My Common Shares In The Offer?

Generally, your sale of Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, the sale of your Common Shares for cash pursuant to the Offer will be treated either as (1) a sale or exchange of your Common Shares or (2) under certain circumstances, a distribution with respect to your Common Shares that is potentially taxable as a dividend. See “The Offer – Certain Federal Income Tax Considerations.”

You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is The Purpose Of The Offer?

The Offer is intended to provide Shareholders with an alternative source of liquidity for their Common Shares, to enhance long-term Shareholder value and, potentially, to reduce the discount to NAV at which the Common Shares trade. In approving the Offer, the Board considered a number of factors, including: the economic condition of the investment markets; that the Offer could provide liquidity for Shareholders in a manner that balances the interests of tendering and non-tendering Shareholders; that the Offer could enable Shareholders to tender a portion of their Common Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Shareholders who remain invested in a Fund; and that the Offer may assist in narrowing the discount to NAV at which the Common Shares trade. The Board evaluated the potential costs of the Offer and the potential impact the Offer may have on the asset size and expenses of each Fund. The Board also considered the potential impact of the Offer on each Fund’s ability to implement its investment strategies, and achieve its investment objective; whether the Offer would be consistent with the investment and other policies of each Fund; and the potential tax consequences of the Offer to each Fund and its Shareholders. Additionally, the Board considered that Clough Capital Partners L.P. (“Clough”), each Fund’s investment adviser, recommended the Offer to the Board and believed it should enhance Shareholder value. The Board also took into account that each Fund had agreed with certain Shareholders that it would conduct a tender offer and that those Shareholders would hold any Common Shares they own as passive investors. After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board believes that a tender offer is in the best interests of each Fund and its Shareholders and therefore determined to effect this Offer. There is no guarantee that the potential accretion to a Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of the Offer. See “The Offer – Purpose of the Offer.”

Please bear in mind that neither a Fund nor its Board, nor its investment adviser or information agent has made any recommendation as to whether or not you should tender your Common Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender.

Are There Any Significant Conditions To The Offer?

The Offer is not conditioned upon a Fund obtaining financing or upon any minimum number of Common Shares being tendered. The Offer is, however, subject to other conditions. See “The Offer – Conditions to the Offer.”

If I Decide Not To Tender My Common Shares In The Offer, How Will The Offer Affect My Common Shares?

If you decide not to tender your Common Shares, you will still own the same number of Common Shares, and your Fund will still be a public company listed on the NYSE American. However, you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Common Shares. These risks may include, among others, greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of a Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common Shares purchased, and may have an adverse effect on the Fund’s leverage position and investment performance. The purchase of Common Shares in the Offer may reduce the number of Shareholders and will reduce the number of Common Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Common Shares the public holds. See “The Offer – Certain Effects of the Offer.”

Can The Offer Be Extended And Under What Circumstances?

A Fund may extend its Offer in its sole discretion for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied. The extension of its Offer by a Fund will not extend the Offer for another Fund. See “The Offer – Extension of Tender Period; Termination; Amendment.”

How Will I Be Notified If The Offer Is Extended?

If a Fund decides to extend its Offer, it will inform the Depositary and Information Agent of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. The extension of its Offer by a Fund will not extend the Offer for another Fund. See “The Offer – Extension of Tender Period; Termination; Amendment.”

Who Can I Talk To If I Have Questions About The Offer?

If you own Common Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also call Okapi Partners, the information agent at:

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6668
Monday through Friday, 9am – 7pm New York City Time

To the Holders of Common Shares (as defined below):

INTRODUCTION

Each of the Clough Global Dividend and Income Fund (NYSE American: GLV) (“Dividend and Income Fund”), Clough Global Equity Fund (NYSE American: GLQ) (“Equity Fund”) and Clough Global Opportunities Fund (NYSE American: GLO) (“Opportunities Fund”), each a Delaware statutory trust, hereby offers to purchase for cash up to 32.5% of the Dividend and Income Fund’s, 37.5% of the Equity Fund’s and 37.5% of the Opportunities Fund’s outstanding common shares of beneficial interest, no par value per share (“Common Shares”), respectively, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, or separately with respect to each Fund’s offer to purchase its Common Shares, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). The price to be paid for the Common Shares of a Fund is an amount per share, net to the seller in cash, equal to 98.5% of the net asset value per share (“NAV”) of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the next day the NAV is calculated after the expiration date of the Offer or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended (the “Per Share Amount”).

The Offer is being extended to all holders of Common Shares (“Shareholders”) of each Fund and is not conditioned upon the receipt of financing or upon any minimum number of Common Shares being tendered. The Offer is subject to the conditions described in “The Offer – Conditions to the Offer.”

Common Shares tendered in the Offer that, because of proration, are not purchased will be returned at each Fund’s expense to you or to other persons at your discretion.

Neither a Fund nor its Board of Trustees (“Board”), nor its investment adviser or information agent is making any recommendation to any Shareholder as to whether to tender or refrain from tendering Common Shares in the Offer. Each Shareholder is urged to read and evaluate the Offer carefully. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or its Board.

Shareholders will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer – Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Common Shares pursuant to the Offer. However, if you own Common Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Common Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Funds will pay all or most of the expenses related to the Offer, including the charges and expenses of American Stock Transfer & Trust Company, LLC, the depositary (the “Depositary”), and Okapi Partners LLC, the information agent (the “Information Agent”) for the Offer. See “The Offer – Fees and Expenses.” The receipt of cash for Common Shares purchased by a Fund pursuant to the Offer generally will be a taxable transaction for federal income tax purposes. In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Common Shareholders, an IRS Form W‑8), then for those purposes you may be subject to “backup” withholding on the gross proceeds otherwise payable to you pursuant to the Offer, and certain non-U.S. Common Shareholders may be subject to income tax withholding on those proceeds. See “The Offer – Certain Federal Income Tax Considerations.”

Shareholders who determine not to tender their Common Shares in the Offer should consider that a Fund will not be limited in its right to issue additional Common Shares, and other equity securities in the future. In determining whether to tender Common Shares pursuant to the Offer, Shareholders should also consider the possibility that they may be able to sell their Common Shares in the future on the NYSE American or otherwise at a net price higher than the Per Share Amount. A Fund can give no assurance, however, as to the price at which a Shareholder may be able to sell their Common Shares in the future. See “The Offer – Certain Effects of the Offer.”

You are urged to obtain current market quotations for the Common Shares. Shareholders may obtain NAV and closing price quotations for their Common Shares at http://www.cloughglobal.com/closed-end-funds/overview/glv for the Dividend and Income Fund, http://www.cloughglobal.com/closed-end-funds/overview/glq for the Equity Fund and http://www.cloughglobal.com/closed-end-funds/overview/glo for the Opportunities Fund. Shareholders may also obtain NAV quotations for their Common Shares by contacting the Information Agent, at:

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6668
Monday through Friday 9am – 7pm New York City Time

The table below shows for each Fund the ticker symbol, the outstanding Common Shares as of October 6, 2017, the NAV as of October 6, 2017, and the closing price as of October 6, 2017 on the NYSE American:

Fund	Ticker Symbol	Outstanding Common Shares	NAV	Closing Price
Dividend and Income Fund	GLV	10,379,906	$14.59	$14.01
Equity Fund	GLQ	17,641,105	$14.35	$13.55
Opportunities Fund	GLO	51,559,059	$11.97	$11.30

The Common Shares of each Fund are listed and traded on the NYSE American.

THE OFFER TO PURCHASE AND ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Common Shares, you need not take any action.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions set forth in the Offer the Dividend and Income Fund will accept for payment and pay cash for up to 32.5% of its Common Shares, the Equity Fund will accept for payment and pay cash for up to 37.5% of its Common Shares and the Opportunities Fund will accept for payment and pay cash for up to 37.5% of its Common Shares (which together, or separately with respect to each Fund’s offer to purchase its Common Shares, the “Offer Amount”) or the number of Common Shares in the aggregate shown below, validly tendered and not withdrawn prior to the Expiration Date (as defined below):

Fund	Number of Common Shares
Dividend and Income Fund	3,373,469
Equity Fund	6,615,414
Opportunities Fund	19,334,647

Each Fund, in its sole discretion, reserves the right to extend the Offer to a later Expiration Date. The price to be paid for the Common Shares of a Fund is an amount per share, net to the seller in cash, equal to 98.5% of the NAV of the Fund as determined by a Fund as of the close of regular trading on the NYSE on the next day the NAV is calculated after the expiration date of the Offer or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended.

Shareholders may obtain NAV and closing price quotations for their Common Shares at http://www.cloughglobal.com/closed-end-funds/overview/glv for the Dividend and Income Fund, http://www.cloughglobal.com/closed-end-funds/overview/glq for the Equity Fund and http://www.cloughglobal.com/closed-end-funds/overview/glo for the Opportunities Fund. Shareholders may also obtain NAV quotations for their Common Shares by contacting the Information Agent, at:

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6668
Monday through Friday 9am – 7pm New York City Time

Shareholders tendering Common Shares shall be entitled to receive all dividends declared (and for which a record date will have occurred) on or before the Expiration Date, but not yet paid on Common Shares tendered pursuant to the Offer. See “The Offer – Price Range of Common Shares; Dividends.” Under no circumstances will interest be paid on the tender price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.

If the Common Shares tendered and not withdrawn prior to the Expiration Date are less than or equal to the Offer Amount of a Fund, the applicable Fund will, upon the terms and conditions of the Offer, purchase all Common Shares so tendered. In such a case, Shareholders in the Distribution Reinvestment Plan (the “DRIP”) who properly tender all their Common Shares and do not withdraw such tender, will be deemed to have given instructions under the DRIP to receive their last distribution in cash. If more Common Shares than the Offer Amount of a Fund are tendered pursuant to the Offer and not withdrawn, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares and first purchasing the Common Shares held for the longest period of time by a Shareholder) based on the number of Common Shares properly tendered and not withdrawn by each Shareholder prior to the Expiration Date. Odd lots will be subject to the same proration as tenders of 100 Common Shares or more. Shareholders in the DRIP who want to tender all their Common Shares should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Common Shares received through the DRIP. See “The Offer – Acceptance for Payment and Payment.” In each case, a Fund may determine, in its sole discretion, not to purchase any Common Shares because one or more conditions described in the section “The Offer – Conditions to the Offer” of this Offer to Purchase are not met.

With respect to the Offer, “Expiration Date” means 5:00 p.m., New York City time, on November 10, 2017, unless a Fund, in its sole discretion, extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Shareholders should consider the relative costs of tendering Common Shares at a 1.5% discount to NAV pursuant to the Offer or selling Common Shares at the market price with the associated transaction costs.

A Shareholder in the DRIP who properly tenders all his or her Common Shares and does not withdraw such tender, will be deemed to have given instructions under the DRIP to receive his or her last distribution in cash.

Except as described herein, withdrawal rights expire on the Expiration Date. Each Fund currently does not contemplate extending the Offer or increasing the Common Shares covered by the Offer if more Common Shares than the Offer Amount are tendered.

The Offer is being made to all Shareholders of Common Shares of each Fund and is not subject to the receipt of financing or upon any minimum number of Common Shares being tendered in the Offer. The Offer is subject to other conditions as described in “The Offer – Conditions to the Offer.”

Each Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and Information Agent. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the then-currently scheduled Expiration Date. There can be no assurance, however, that a Fund will exercise its right to extend the Offer. If a Fund decides, in its sole discretion, to decrease the number of Common Shares being sought and, at the time that notice of such decrease is first published, sent or given to Shareholders in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Common Shares.

If a Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Common Shares.

Subject to the terms and conditions of the Offer, each Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Common Shares by a Fund, except as set forth below. If payment of the purchase price is to be made to, or Common Shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Shares to a Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

The table below shows for each Fund the outstanding Common Shares as of October 6, 2017:

Fund	Outstanding Common Shares
Dividend and Income Fund	10,379,906
Equity Fund	17,641,105
Opportunities Fund	51,559,059

Each Fund has been advised that no Trustees or officers of the Fund currently intend to tender any Common Shares pursuant to the Offer.

2.	Extension of Tender Period; Termination; Amendment

Each Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that a Fund so elects to extend the tender period, the NAV for the Common Shares tendered will be computed as of the next day the NAV is calculated after the Expiration Date, as extended. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. Each Fund also reserves the right, in its sole discretion, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares upon the occurrence of any of the conditions specified in the section “The Offer – Conditions to the Offer” of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Common Shares tendered as of that date. Without limiting the manner in which a Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If a Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including, without limitation, the relative materiality of such terms or information. If (i) a Fund increases or decreases the price to be paid for Common Shares, or the Fund increases or decreases the number of Common Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, each Fund will accept for payment, and will pay cash in U.S. dollars for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offer – Withdrawal Rights” of this Offer to Purchase, promptly after the Expiration Date of the Offer. In addition, each Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Funds; Regulatory Approvals.” For a description of a Fund’s right to terminate the Offer and not accept for payment or pay for Common Shares or to delay acceptance for payment or payment for Common Shares, see “The Offer – Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, a Fund shall be deemed to have accepted for payment tendered Common Shares when, as and if the Fund gives oral or written notice of our acceptance to the Depositary. A Fund will pay for Common Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from a Fund and transmitting such payments to you. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Common Shares via the Direct Registration System ("DRS") (or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Procedure for Tendering Common Shares”)), a properly completed and duly executed Letter of Transmittal or Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Shareholders at different times if delivery of the Common Shares and other required documents occurs at different times. For a description of the procedure for tendering Common Shares pursuant to the Offer, see “The Offer – Procedure for Tendering Common Shares.” Pursuant to the Offer, Common Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued Common Shares.

Under no circumstances will a Fund pay interest on the consideration paid for Common Shares pursuant to the Offer, regardless of any delay in making such payment. If a Fund increases the consideration to be paid for Common Shares pursuant to the Offer, the Fund will pay such increased consideration for all Common Shares purchased pursuant to the Offer.

If any tendered Common Shares are not purchased pursuant to the Offer for any reason, including, without limitation, as a result of the proration procedures described below, or if more Common Shares are submitted than are tendered, such unpurchased Common Shares will be returned to an account held through the DRS or, in the case of Common Shares tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

If more Common Shares than the Offer Amount for a Fund are validly tendered and not withdrawn prior to the Expiration Date, the Fund will accept for payment and pay for only the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares and first purchasing the Common Shares held for the longest period of time by a Shareholder) based on the number of Common Shares properly tendered by each Shareholder prior to or on the Expiration Date and not withdrawn. Odd lots will be subject to the same proration as tenders of 100 Common Shares or more. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker or other Nominee Holder. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Shares that are not accepted for payment and paid for because of proration will be returned at each Fund’s expense to you or to other persons at your discretion.

If a Fund is delayed in its acceptance for payment of, or in its payment for, Common Shares, or is unable to accept for payment or pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Common Shares, and such Common Shares may not be withdrawn, unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in the section “The Offer – Withdrawal Rights” of this Offer to Purchase.

The price to be paid for the Common Shares of a Fund is an amount per share, net to the seller in cash, equal to 98.5% of the NAV of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the NYSE on the next day the NAV is calculated after the Expiration Date or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended.

If you own Common Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Common Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

4.	Procedure for Tendering Common Shares

To tender Common Shares pursuant to the Offer, either (i) the Depositary must timely receive at one of its addresses set forth on the back cover of the Offer (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (B) for Common Shares held at The Depository Trust Company, delivery of such Common Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

Shareholders whose Common Shares are registered in the name of a broker or other Nominee Holder should contact such broker or other Nominee Holder if they desire to tender their Common Shares. Such Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Common Shares, and deliver any required materials, such that a broker or other Nominee Holder may tender the Common Shares before 5:00 p.m., New York City time, on November 10, 2017, unless extended by a Fund in its sole discretion. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Common Shares and to deliver any required materials to them in order to tender your Common Shares.

If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate the location of signing and must submit proper evidence satisfactory to a Fund of their authority to so act.

Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Funds, the Information Agent or the Book-Entry Transfer Facility (as defined below). Any documents delivered to the Funds, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery. The Depositary has established an account with respect to the Common Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including, without limitation, most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including, without limitation, the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (i)(a) the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered herewith exactly as the name of such holder(s) appears on the Direct Registration Account(s), (b) payment and delivery are to be made directly to such holder(s) and (c) such holder(s) have not completed the instruction entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Common Shares are tendered for the account of an Eligible Institution.

Guaranteed Delivery. If you wish to tender Common Shares pursuant to the Offer and cannot deliver such Common Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Common Shares if all of the following conditions are met:

(i) for Common Shares held in street name, such tender is made by or through an Eligible Institution;

(ii)            a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii)           a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal or, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within two NYSE American trading days, after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Common Shares and all other required documents, including, without limitation, through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Tax Withholding. Under the federal income tax law, the Depositary will be required to withhold 28% of any amounts otherwise payable to a U.S. individual or certain other non-corporate Shareholder (each, an “individual”) pursuant to the Offer unless the Shareholder provides the Depositary with a correct taxpayer identification number, and certifies that the Shareholder is not subject to “backup” withholding, by completing, signing and returning the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary an applicable Form W-8, completed and signed prior to receipt of any payment in order to avoid income tax withheld at the rate of 30% (or lower treaty rate if available).

Validity. Each Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Common Shares, and its determination shall be final and binding. Each Fund reserves the absolute right, in its sole discretion, to reject any or all tenders of Common Shares that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. Each Fund also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Common Shares. Each Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Neither the Funds, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Common Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Common Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Common Shares tendered, as specified in the Letter of Transmittal or otherwise. A Fund’s acceptance for payment of Common Shares tendered by you pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such Common Shares, upon the terms and subject to the conditions of the Offer.

By submitting the Letter of Transmittal or making the book-entry transfer of Common Shares as described above, subject to, and effective upon, acceptance for payment of the Common Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Common Shares in accordance with the terms of the Offer, the tendering Shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Common Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Common Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Shareholder, of the purchase price, (b) present such Common Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective.)

By submitting the Letter of Transmittal or making the book-entry transfer of Common Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Shareholder also shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Common Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); (b) when and to the extent a Fund accepts the Common Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or a Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); and (d) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

5.	Withdrawal Rights

You may withdraw tenders of Common Shares made pursuant to the Offer at any time prior to the Expiration Date. If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such broker or other Nominee Holder additional time to withdraw your tendered Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such broker or other Nominee Holder of any decision to withdraw your tendered Common Shares. After the Expiration Date, tenders are irrevocable, except that they may be withdrawn after December 12, 2017 unless such Common Shares are accepted for payment as provided in the Offer. If a Fund, in its sole discretion, extends the period of time during which the Offer is open or is delayed in accepting for payment or paying for Common Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on a Fund’s behalf, retain all Common Shares tendered, and such Common Shares may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Common Shares, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Common Shares must be timely received by the Depositary at its address set forth on the back cover of the Offer by the Expiration Date, and the notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn and the name of the registered holder of Common Shares, if different from that of the person who tendered such Common Shares. If the Common Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by DRS transaction, the name of the registered holder (if different from that of the tendering Shareholder) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares. Withdrawals may not be rescinded, and Common Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered by again following one of the procedures described in “The Offer – Procedure for Tendering Common Shares” at any time prior to the Expiration Date. If your Common Shares are registered in the name of your broker or other Nominee Holder, contact that broker or other Nominee Holder to withdraw your tendered Common Shares.

Each Fund will determine, in its sole discretion, all questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding. Neither the Funds, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Certain Federal Income Tax Considerations

The following is a general summary of certain, but not all, federal income tax consequences of the Offer to holders of Common Shares whose shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and final, temporary and proposed Treasury Department regulations thereunder, all as currently in effect, and Internal Revenue Service (“IRS”) pronouncements and judicial decisions publicly available at the date hereof, all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the federal income tax law. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Shareholders holding Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes, and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular Shareholders. The discussion assumes that the Common Shares tendered are held as “capital assets” within the meaning of Code section 1221.

Each Shareholder should consult their own tax advisor as to the particular federal income tax consequences to the Shareholder of participating in the Offer and the applicability and effect of state, local, foreign or other tax laws.

The tax treatment of a holder that tenders Common Shares in the Offer will depend on whether the holder’s receipt of cash for Common Shares pursuant to the Offer is treated as a “sale or exchange” of the Common Shares or instead as a distribution with respect to a Fund’s Common Shares that are actually or constructively owned by the holder.

U.S. Holders. As used herein, the term “U.S. Holder” means any holder of Common Shares that is, for federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity treated as such that is created or organized in or under the laws of the United States, (3) any estate the income of which is subject to federal income taxation regardless of its source or (4) any trust the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons have the authority to control all substantial decisions.

Characterization of a Fund’s Purchase of Common Shares Pursuant to the Offer. A Fund’s purchase of Common Shares tendered by a U.S. Holder pursuant to the Offer will be treated as a “sale or purchase exchange” of those shares for federal income tax purposes only if the receipt of cash upon such purchase:

1.	is “substantially disproportionate” with respect to the U.S. Holder,

2.	is a “complete redemption” of a Fund’s shares owned by the U.S. Holder, or

3.	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

If a Fund’s purchase of a U.S. Holder’s Common Shares pursuant to the Offer is not treated for federal income tax purposes as such a sale or exchange, the purchase instead will be taxable as a dividend to the U.S. Holder to the extent of the holder’s allocable share of the Fund’s current and accumulated earnings and profits, as calculated under federal tax principles (“E&P”).

In determining whether any of the above three tests for sale or exchange treatment is satisfied, a U.S. Holder must take into account not only shares the holder actually owns, but also shares the holder constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of a Fund’s shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1.	Substantially Disproportionate

The purchase of Common Shares by a Fund pursuant to the Offer will be “substantially disproportionate” with respect to a U.S. Holder if the percentage of the Fund’s then outstanding voting shares actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the Fund’s outstanding voting shares owned by the U.S. Holder determined immediately before the purchase. In no event will a purchase of Common Shares be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of a Fund’s combined voting power immediately after the conclusion of the Offer.

2.	Complete Redemption

The purchase of Common Shares by a Fund pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s shares if (i) all of the Fund’s shares actually owned by the U.S. Holder are sold pursuant to the Offer, (ii) all of the Fund’s shares constructively owned by the U.S. Holder are sold pursuant to the Offer or, with respect to shares owned by certain related individuals, the U.S. Holder is entitled to waive and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s shares that otherwise would be considered as constructively owned by the U.S. Holder and (iii) after the Fund’s shares are sold, the U.S. Holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership described in clause (ii)) own any other class of the Fund’s shares. U.S. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	Not Essentially Equivalent to a Dividend

The purchase of Common Shares by a Fund pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. Holder’s proportionate interest in the Fund’s shares as a result of the Fund’s purchase constitutes a “meaningful reduction” of the U.S. Holder’s percentage interest in the Fund. Whether the receipt of cash by a U.S. Holder who sells Common Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the U.S. Holder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative interest in a publicly held company (such as each Fund) is minimal and who exercises no control over the company’s business should constitute a meaningful reduction. U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Consequences of Sale or Exchange Characterization. Assuming any of the above three tests is satisfied with respect to a Fund’s purchase of Common Shares from a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash it receives and the holder’s tax basis in the Common Shares that are purchased. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the purchased Common Shares were held for more than one year. Capital loss can generally only be used to offset capital gain. Long-term capital gain of an individual is subject to a maximum 15% (or 20% if the individual’s taxable income exceeds a certain threshold) federal income tax rate (“Maximum Rate”).

Consequences of Distribution Characterization. As noted above, if none of the three foregoing tests for sale or exchange treatment is satisfied with respect to a Fund’s purchase of Common Shares from a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the shares in an amount equal to the cash the holder receives pursuant to the Offer. The distribution will be treated as a dividend and/or a non-taxable “return of capital” distribution, depending, in part, on the amount of a Fund’s current and accumulated E&P. Current law imposes the Maximum Rate with respect to “qualified dividend income” of individuals. However, a Fund’s dividends will only be treated as qualified dividend income with respect to dividends that the Fund receives on stock of most U.S. (excluding real estate investment trusts) and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions. Thus, all or a portion of any amount that a U.S. Holder receives from a Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the Maximum Rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds a Fund’s current or accumulated E&P (a so-called “return of capital distribution”) will reduce the U.S. Holder’s tax basis in its Common Shares until that basis is brought to zero and then as gain from the sale or exchange of such Common Shares. Any basis of a U.S. Holder in Common Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained Fund shares.

Foreign Holders. As used herein, the term “Foreign Holder” means any Shareholder other than a U.S. Holder. The following discussion does not address the federal income tax consequences to Foreign Holders that beneficially held more than 5% of a Fund’s shares at any time. Any Foreign Holders should consult their own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to federal income tax on gains realized on the purchase of Common Shares pursuant to the Offer unless (i) the gain is “effectively connected” with the Foreign Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the transaction and certain other conditions are present.

To the extent all or a portion of the proceeds paid pursuant to the Offer is treated as a dividend to a Foreign Holder, it will be subject to a 30% U.S. withholding tax, unless that rate is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on the applicable Form W-8, or other applicable form(s), that the Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% (or lower treaty rate, if applicable) withholding tax, a Foreign Holder will be subject to federal income tax on the portion, if any, of a payment pursuant to the Offer that is treated as a dividend and that is “effectively connected” with the Foreign Holder’s conduct of a trade or business within the United States.

Foreign Holders are urged to consult their own tax advisors regarding the application of the federal income tax law to their tender of Common Shares pursuant to the Offer.

Backup Withholding. Payments to individuals pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide the holder’s correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain U.S. Shareholders (including, among others, corporations, qualified retirement plans, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements. However, a non-resident alien or foreign entity not subject to backup withholding must give the Depositary an applicable Form W-8, completed and signed, prior to receipt of any payment to avoid 30% withholding described in the preceding sub-section.

A U.S. Holder must provide the Depositary with the correct TIN or an adequate basis for exemption to avoid being subject to backup withholding at a rate of 28% imposed on the gross proceeds otherwise payable to the U.S. Holder pursuant to the Offer (regardless of the amount of the gain or loss the U.S. Holder may realize from the transaction). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

Cost Basis. Each Fund will purchase the Common Shares held by a Shareholder for the longest period of time, which may affect how you calculate the gain or loss associated with this Offer.

This tax discussion is included for general information only. The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the tendering Shareholder. No information is provided as to the state, local, foreign or other tax consequences of the Offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local, foreign and other tax consequences to them of tendering Common Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Common Shares; Dividends

Each Fund’s Common Shares are listed and principally traded on the NYSE American. The following table sets forth for the periods indicated the high and low closing sales prices per Common Share on the NYSE American based on published financial sources.

Dividend and Income Fund	High	Low
2015
Fourth Quarter	$13.73	$12.63

2016
First Quarter	$13.47	$10.72
Second Quarter	$11.96	$11.22
Third Quarter	$12.38	$11.66
Fourth Quarter	$12.13	$11.30
2017
First Quarter	$13.28	$12.04
Second Quarter	$13.89	$13.18
Third Quarter	$14.14	$13.23
Equity Fund	High	Low
2015
Fourth Quarter	$13.24	$12.19

2016
First Quarter	$12.53	$10.12
Second Quarter	$10.98	$10.24
Third Quarter	$11.74	$10.64
Fourth Quarter	$11.38	$10.42
2017
First Quarter	$12.64	$11.13
Second Quarter	$13.03	$12.33
Third Quarter	$13.65	$12.35
Opportunities Fund	High	Low
2015
Fourth Quarter	$11.55	$10.25

2016
First Quarter	$10.44	$8.82
Second Quarter	$9.60	$8.94
Third Quarter	$9.97	$9.35
Fourth Quarter	$9.67	$8.74
2017
First Quarter	$10.29	$8.89
Second Quarter	$10.67	$10.20
Third Quarter	$11.41	$10.46

The table below shows the closing price on the NYSE American of the Common Shares of each Fund on October 6, 2017:

Fund	Closing Price
Dividend and Income Fund	$14.01
Equity Fund	$13.55
Opportunities Fund	$11.30

We urge you to obtain current market quotations for the Common Shares.

Shareholders tendering Common Shares shall be entitled to receive all dividends declared (and for which a record date will have occurred) on or before the Expiration Date, but not yet paid, on Common Shares tendered pursuant to the Offer. At this time, a dividend will be declared by the Board with a record date and payable date occurring after the Expiration Date and delivery of the purchase amount for the Common Shares tendered and purchased and that, accordingly, holders of Common Shares purchased pursuant to the Offer will not receive such dividend with respect to such Common Shares. The amount and frequency of dividends in the future will depend on circumstances existing at that time. Shareholders in the DRIP who want to tender all their Common Shares should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Common Shares received through the DRIP.

A Shareholder in the DRIP who properly tenders all his or her Common Shares and does not withdraw such tender will be deemed to have given instructions under the DRIP to receive his or her last distribution in cash.

8.	Certain Information Concerning the Funds

Each Fund’s principal executive offices are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, telephone: 303-623-2577.

Available Information about the Funds. Each Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. Each Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. Each Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Except as otherwise stated in the Offer, the information concerning each Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Funds. Clough Capital Partners L.P. (“Clough”) acts as the investment adviser for each Fund pursuant to an Investment Advisory Agreement.

Each Fund also is a party to certain other service agreements. Each Fund has an Administration, Bookkeeping and Pricing Services Agreement with ALPS Fund Services, Inc. (“ALPS”) that provides that ALPS shall provide the Fund with administrative personnel and services. DST Systems, Inc. serves as each Fund’s transfer agent, registrar, and dividend paying agent for its Common Shares. State Street Bank and Trust Company serves as the custodian for the Fund.

As previously announced, each Fund has entered into separate Standstill Agreements with Saba Capital Management, L.P. (“Saba”) and Bulldog Investors, LLC (“Bulldog”). Under the Standstill Agreements, each Fund agreed to, among other matters:

1.	Engage in the tender offer that is the subject of this Offer to Purchase; and

2.
Beginning in August 2017 and continuing through July 2019, pay monthly distributions (subject to certain limitations) in an annualized amount of not less than 10% of the Fund’s average monthly NAV. The Fund will calculate the average NAV from the previous month by taking the simple average of the NAV of the Fund based on the number of business days in that month on which the NAV is calculated. The amount of the monthly distribution will be calculated as 10% of the previous month’s average NAV, divided by twelve. Following the period from August 2017 to July 2019, the Board will review the current distribution amount in light of the current distribution rate of peer funds selected by the Board and will seek to pay a monthly distribution in an amount not less than the average monthly distribution rate of the peer group for an additional two-year period.

Under the Standstill Agreements, Saba and Bulldog agreed to: (1) tender any Common Shares hold by them as part of the tender offer that is the subject of this Offer to Purchase; (2) be bound by certain “standstill” covenants through July 10, 2021; and (3) vote any remaining Common Shares held by them on all proposals submitted to Shareholders in accordance with the Board’s recommendation through July 10, 2021. The Standstill Agreements have been filed with the SEC and are available to Shareholders through the SEC’s Edgar website.

9.	Source and Amount of Funds

The actual cost to each Fund cannot be determined at this time because the number of Common Shares of a Fund to be purchased will depend on the number tendered, and the price will be 98.5% of the NAV of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the NYSE on the next day the NAV is calculated after the expiration date of the Offer or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended. If the NAV on that date were the same as the NAV on October 6, 2017, and if 32.5% of the outstanding Common Shares of the Dividend and Income Fund and 37.5% of the outstanding Common Shares of each of the Equity Fund and Opportunities Fund are purchased by the respective Fund pursuant to the Offer, the estimated cost to each Fund, not including fees and expenses incurred in connection with the Offer, would be approximately:

Fund	Estimated Cost
Dividend and Income Fund	$48,476,749.53
Equity Fund	$93,475,799.82
Opportunities Fund	$227,955,488.13

Each Fund intends to use cash on hand and sell portfolio securities to pay the purchase price for Common Shares tendered. Each Fund also may borrow money. The Board believes that each Fund has monies, either as cash or through the sale of portfolio securities and borrowings, to purchase the Common Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board, there are not sufficient monies to pay for tendered Common Shares, a Fund may terminate the Offer in its sole discretion. See “The Offer – Conditions to the Offer.”

10.	Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Common Shares

The business address of the Trustees and executive officers of each Fund is 1290 Broadway, Suite 1100, Denver, Colorado 80203. As of October 6, 2017, the Trustees and officers of the Funds did not own any Common Shares of the Funds, except that: (1) Mr. Robert L. Butler, Trustee, owned 2,007 Common Shares of the Dividend and Income Fund, 1,982 Common Shares of the Equity Fund and 1,857 Common Shares of the Opportunity Fund; (2) Mr. Adam D. Crescenzi, Trustee, owned 405.82 Common Shares of the Opportunities Fund; (3) Mr. Jerry G. Rutledge, Trustee, owned 135.74 Common Shares of the Dividend and Income Fund and 204.04 Common Shares of the Equity Fund; and (4) Mr. Vincent W. Versaci, Trustee, owned 410 Common Shares of the Equity Fund directly and 465 Common Shares indirectly. As of October 6, 2017, the Trustees and executive officers, in the aggregate, owned less than 1% of the outstanding Common Shares of each Fund.

Based upon each Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, has effected any transactions in the Common Shares except for distribution reinvestment, during the sixty day period prior to the date hereof.

To the best of each Fund’s knowledge, none of the Fund’s executive officers, Trustees, or affiliates, including Clough, currently intends to tender Common Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase, to the best of each Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Common Shares accepted for payment pursuant to the Offer, each Fund intends to use cash on hand and sell portfolio securities to pay the purchase price for Common Shares tendered. Each Fund also may borrow money.

If a Fund is required to sell portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Common Share to be paid in the Offer will be dependent upon the NAV as determined by a Fund as of the close of regular trading on the NYSE on the next day the NAV is calculated after the Expiration Date, if such a decline continued to such date, the consideration received by tendering Shareholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and a Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders and the value per Common Share for non-tendering Shareholders.

Shareholders should note that the Offer may result in accretion to a Fund’s NAV following the Offer, due to the fact that the tender price would represent a 1.5% discount to the Fund’s NAV at that time. There is no guarantee that the potential accretion to a Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of the Offer.

Each Fund is likely to sell portfolio securities during the pendency of the Offer to raise the cash for the purchase of Common Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with a Fund’s ability to meet its investment objective or implement its investment strategy, and may affect the Fund’s investment performance.

The Funds may borrow money to purchase Common Shares tendered in connection with the Offer, subject to compliance with applicable law. Each Fund has entered into a financing package that includes a Committed Facility Agreement (the “Agreement”) dated January 16, 2009, as amended, between each Fund and BNP Paribas Prime Brokerage, Inc. (“BNP”) that allows each Fund to borrow funds from BNP. Interest under the Agreement is charged at the three month LIBOR (London Inter-bank Offered Rate) plus 0.70% on the amount borrowed and 0.65% on the undrawn balance. Each Fund also pays a one-time arrangement fee of 0.25% on (i) the Initial Limit and (ii) any increased borrowing amount in the excess of the Initial Limit, paid in monthly installments for the six months immediately following the date on which borrowings were drawn by the Fund. As of October 6, 2017, the outstanding borrowings for Dividend and Income Fund, Equity Fund and Opportunities Fund were $72,000,000, $113,000,000 and $292,000,000, respectively. The interest rate applicable to the borrowings of Dividend and Income Fund, Equity Fund and Opportunities Fund on April 30, 2017, was 1.87%.

A Fund is required by law to pay for tendered Common Shares it accepts for payment promptly after the Expiration Date of this Offer. Because a Fund will not know the number of Common Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Common Shares. If on or prior to the Expiration Date a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Common Shares tendered, it may terminate the Offer or extend the Offer to allow additional time to raise sufficient cash, in each case, in its sole discretion.

Reduction in Shares Outstanding. A Fund’s purchase of Common Shares in the Offer will reduce the number of its Common Shares outstanding that might otherwise trade publicly and may reduce the number of its Shareholders. Assuming the Offer is fully subscribed with respect to each Fund, the Funds will have the following number of Common Shares outstanding following the purchase of Common Shares tendered in the Offer:

Fund	Outstanding Common Shares after the Offer
Dividend and Income Fund	7,006,437
Equity Fund	11,025,691
Opportunities Fund	32,224,412

The actual number of Common Shares outstanding will depend on the number of Common Shares tendered and purchased in the Offer. This may reduce the volume of trading in the Common Shares and make it more difficult to buy or sell significant amounts of Common Shares without affecting the market price, which could adversely affect continuing Shareholders.

Each Fund’s Common Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Shares as collateral when certain conditions are met. Each Fund believes that, following the purchase of Common Shares pursuant to the Offer, the Common Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Common Shares acquired by a Fund pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for the Fund to issue without further Shareholder action (except as required by applicable law or the rules of the NYSE American or any other securities exchange on which the Common Shares are then listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business and the satisfaction of obligations under existing or future compensation programs for Trustees.

Effect on Registration. The Fund is registered under the 1940 Act and the Common Shares are registered under the Exchange Act, which requires, among other things, that a Fund furnish certain information to its Shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of its Shareholders. Each Fund believes that its purchase of Common Shares pursuant to the Offer will not result in deregistration of the Fund or its Common Shares under the 1940 Act or the Exchange Act, as applicable. Moreover, the Offer also allows Shareholders to sell a portion of their Common Shares while retaining a continuing equity interest in the Fund.

Recognition of Capital Gains/Losses. Each Fund will likely be required to sell portfolio securities to pay the purchase price for Common Shares tendered pursuant to the Offer. If a Fund’s tax basis in the securities sold is less than the sale proceeds, the Fund will recognize capital gains. Each Fund would expect to distribute any such gains to Shareholders of record (reduced by net capital losses realized during the taxable year, if any, and available capital loss carryovers) following the end of the Fund’s fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, Shareholders at the record date for such a distribution would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, a Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in a Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect a Fund’s performance.

Tax Consequences of Purchases to Shareholders. Each Fund’s purchase of tendered Common Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See “The Offer – Certain Federal Income Tax Considerations.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Common Shares by each Fund pursuant to the Offer will have the effect of increasing the proportionate equity interest in the Fund of non-tendering Shareholders, and thus, in the Fund’s future earnings and assets. Shareholders may be able to sell non-tendered Common Shares in the future on the NYSE American or otherwise at a net price as high as or higher than the Per Share Amount. The Funds can give no assurance, however, as to the price at which a Shareholder may be able to sell their Common Shares in the future.

All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in a Fund’s aggregate assets resulting from payment for the tendered Common Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of a Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common Shares purchased, and may have an adverse effect on the Fund’s investment performance and leverage position.

Since each Fund is likely to sell portfolio securities during the pendency of the Offer to raise at least part of the cash to purchase tendered Common Shares, if the Fund raises more cash than necessary to purchase tendered Common Share, it is likely that, for a short time before and after the Expiration Date, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This cash position may interfere with a Fund’s ability to meet its investment objective or implement it investment strategy, and may affect the Fund’s investment performance.

Possible Proration. If a greater number of Common Shares than the Offer Amount for a Fund are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Common Shares tendered on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares and first purchasing the Common Shares held for the longest period of time by a Shareholder). Odd lots will be subject to the same proration as tenders of 100 Common Shares or more. Accordingly, Shareholders cannot be assured that all of their tendered Common Shares will be purchased.

Share Certificates. If any Common Shares owned by a Shareholder are evidenced by Share Certificates, a Shareholder wishing to tender such Common Shares must provide the original Share Certificates together with the completed Letter of Transmittal to be properly tendered. If a Share Certificate evidencing Common Shares is registered in the name of a person other than the person executing the Letter of Transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal, then: (i) your Share Certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificates; and (ii) the signature on (A) the Letter of Transmittal and (B) your endorsed Share Certificates or stock power must be guaranteed by an eligible guarantor institution.

If any tendered Common Shares evidenced by Share Certificates are not purchased or are properly withdrawn, or if fewer than all Common Shares evidenced by a Shareholder’s Share Certificates are tendered, Share Certificates for unpurchased shares will not be returned. In such case, Common Shares evidenced by Share Certificates will be credited to the appropriate account maintained by the tendering Shareholder at the Book-Entry Transfer Facility. In each case, the Funds will not charge a Shareholder for costs a Fund incurs returning or crediting the Common Shares to the Shareholder.

12.	Purpose of the Offer

The Offer is intended to provide Shareholders with an alternative source of liquidity for their Common Shares, to enhance long-term Shareholder value and, potentially, to reduce the discount to NAV at which the Common Shares of a Fund trade. In approving the Offer, the Board considered a number of factors, including: the economic condition of the investment markets; that the Offer could provide liquidity for Shareholders in a manner that balances the interests of tendering and non-tendering Shareholders; that the Offer could enable Shareholders to tender a portion of their Common Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Shareholders who remain invested in a Fund; and that the Offer may assist in narrowing the discount to NAV at which the Common Shares trade. The Board evaluated the potential costs of the Offer and the potential impact the Offer may have on the asset size and expenses of each Fund and determined that, notwithstanding the Offer Amount, each Fund was likely to be able to continue implementing its investment strategies following the Offer. The Board also considered whether the Offer would be consistent with the investment and other policies of each Fund and the potential tax consequences of the Offer to each Fund and its Shareholders. Additionally, the Board considered that Clough, each Fund’s investment adviser, recommended the Offer to the Board and believed it should enhance Shareholder value. The Board also took into account that each Fund had agreed with certain Shareholders that it would conduct a tender offer and that, in return, those Shareholders would hold any Common Shares they own as passive investors, withdraw a slate of Trustee nominees and withdraw proposals for the Dividend and Income Fund and Opportunities Fund regarding the classified board structure of the Funds. After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board believes that a tender offer is in the best interests of each Fund and its Shareholders and therefore determined to effect this Offer.

There can be no assurance that the Offer will reduce or eliminate any spread between market price and the NAV of the Common Shares. The market price of the Common Shares will, among other things, be determined by the relative demand for and supply of Common Shares in the market, a Fund’s investment performance, a Fund’s distributions and yields and investor perception of a Fund’s overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with its fiduciary obligations, in addition to the Offer, the Board will continue its comprehensive review of potential actions that may benefit its respective Fund and the Shareholders. Therefore, no Fund can assure you that it will make a similar tender offer in the future.

Neither a Fund, nor its Board, nor its investment adviser or information agent makes any recommendation to any Shareholder as to whether to tender or refrain from tendering any or all of such Shareholder’s Common Shares and has not authorized any person to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Common Shares and, if so, how many Common Shares to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offers, it is the announced policy of each Board, which may be changed by the Trustees, that a Fund cannot accept tenders or effect purchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Shares from the NYSE American; (b) impair the Fund’s status as a “regulated investment company” under the Code (which would make the Fund subject to federal income tax on all of its income and net realized gains in addition to the taxation of Shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Common Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Shareholders; (3) there is any (a) in the Board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE American or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or its Shareholders if tendered Common Shares were purchased; or (4) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Shareholders. The Trustees may modify these conditions in light of experience.

Each Fund reserves the right, at any time during the pendency of the Offer and in its sole discretion, to terminate, extend or amend the Offer in any respect. If a Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, a Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of each Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. A Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by a Fund concerning the events described above will be final and binding on all parties.

14.	Plans or Proposals of the Funds; Regulatory Approvals

Except to the extent described herein, each Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business and except as resulting from the Offer); any material changes in the Fund’s present capitalization (except as resulting from the Offer); or any other material changes in the Fund’s structure or business. As previously announced, beginning in August 2017 and continuing through July 2019, each Fund will pay monthly distributions (subject to certain limitations) in an annualized amount of not less than 10% of the respective Fund’s average monthly NAV. Each Fund will calculate the average NAV from the previous month by taking the simple average of the NAV of the Fund based on the number of business days in that month on which the NAV is calculated. The amount of the monthly distribution will be calculated as 10% of the previous month’s average NAV, divided by twelve. Following the period from August 2017 to July 2019, the Board will review the current distribution amount in light of the current distribution rate of peer funds selected by the Board and will seek to pay a monthly distribution in an amount not less than the average monthly distribution rate of the peer group for an additional two-year period.

Except as described in this Offer to Purchase, each Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Common Shares as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action be required, each Fund currently contemplates that it will seek approval or other action will be sought. No Fund can predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to a Fund’s business. Each Fund’s obligation to accept for payment and pay for Common Shares under the Offer is subject to various conditions. See “The Offer – Conditions to the Offer.”

15.	Fees and Expenses

Each Fund has retained Okapi Partners LLC to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, email, and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Funds will pay all or most of the expenses related to the Offer, including the charges and expenses of the Information Agent and Depositary, who will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Funds will not pay any fees or commissions to any broker, any other Nominee Holder or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Funds for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Funds, the Information Agent, or the Depositary for purposes of the Offer.

16.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, a Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Funds not contained in the Offer and, if given or made, such information or representation must not be relied upon as having been authorized.

The Funds have caused to be filed with the SEC this Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offer – Certain Information Concerning the Funds” of the Offer (except that such information will not be available at the regional offices of the SEC).

Clough Global Dividend and Income Fund
Clough Global Equity Fund
Clough Global Opportunities Fund

October 13, 2017

The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below. If you have questions or need additional copies of the Offer and the Letter of Transmittal, you can contact the Information Agent at its addresses and relevant telephone number set forth below. You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Depositary Agent for the Offer is:

American Stock Transfer & Trust Company, LLC

By Facsimile Transmission: (For Eligible Institutions Only) 718-234-5001	Confirm by Telephone: 877-248-6417
By First Class Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Registered Certified or Express Mail or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6668
Monday through Friday, 9am – 7pm New York City Time